Filed pursuant to Rule 424(b)(3)
File No. 333-87218
File No. 333-132399
File No. 333-137802
File No. 333-168357

PHL Variable Insurance Company

Phoenix MVA

Phoenix Foundations® Equity Index Annuity

Phoenix Guaranteed Income Edge® – Lockwood Advisors, Inc.

Phoenix Guaranteed Income Edge® – Institute for Wealth Management, LLC

SUPPLEMENT DATED OCTOBER 14, 2015

TO THE

PROSPECTUSES DATED APRIL 30, 2012, as previously supplemented

General Information

Nassau Reinsurance Group Holdings L.P. (“Nassau”) and The Phoenix Companies, Inc. (NYSE:PNX) (“Phoenix”), parent company of PHL Variable Insurance Company, announced September 29, 2015 that they have entered into a definitive agreement in which Nassau will acquire Phoenix for $37.50 per share in cash, or aggregate equity purchase price of $217.2 million. The purchase price represents a 188% premium over Phoenix’s closing stock price of $13.03 on Sept. 28, 2015.

After completion of the transaction, which is expected to occur by early 2016, Nassau will contribute $100 million in new equity capital into Phoenix to further stabilize and improve Phoenix’s balance sheet as well as providing growth capital.

After completion of the transaction, Phoenix will be a privately held, wholly owned subsidiary of Nassau. Phoenix’s corporate headquarters will remain in Hartford, Conn., and its service center will continue to be located in East Greenbush, N.Y.

The transaction is subject to approval by Phoenix shareholders, approvals by regulatory authorities including Connecticut and New York insurance regulators, FINRA and Hart-Scott-Rodino, as well as other closing conditions. Phoenix and Nassau engaged in discussions with state insurance regulators regarding the proposed transaction in advance of executing the agreement.

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This supplement should be retained with the Prospectus and Supplements for future reference: Income Edge supplements dated September 20, 2012, November 16, 2012, March 6, 2013, as revised March 20, 2013, July 3, 2013, August 20, 2013, November 21, 2013, February 11, 2014, March 13, 2014, June 11, 2014 September 16, 2014, August 24, 2015, and September 25, 2015; Phoenix MVA additionally supplemented May 2, 2012; Phoenix Foundations® Equity Index Annuity supplements dated May 2, 2012, September 20, 2012, November 16, 2012, and March 6, 2013, as revised March 20, 2013, August 24, 2015, and September 25, 2015. If you have any questions, please contact us at 1-800-541-0171.

This supplement has not been audited by the independent auditors.

Cautionary Statement Regarding Forward-Looking Statements

The foregoing contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We intend for these forward-looking statements to be covered by the safe harbor provisions of the federal securities laws relating to forward-looking statements. These forward-looking statements include

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statements relating to, or representing management’s beliefs about, future events, transactions, strategies, operations and financial results, including, without limitation, our expectation to provide information within anticipated timeframes and otherwise in accordance with law, the outcome of litigation and claims as well as regulatory examinations, investigations, proceedings and orders arising out of restatements of financial statements and the failure by Phoenix and its wholly owned subsidiary, PHL Variable Insurance Company, to file SEC reports on a timely basis, potential penalties that may result from failure to timely file statutory financial statements with state insurance regulators, and Phoenix’s ability to satisfy its requirements under, and maintain the listing of its shares on, the NYSE. Such forward-looking statements often contain words such as “assume,” “will,” “anticipate,” “believe,” “predict,” “project,” “potential,” “contemplate,” “plan,” “forecast,” “estimate,” “expect,” “intend,” “is targeting,” “may,” “should,” “would,” “could,” “goal,” “seek,” “hope,” “aim,” “continue” and other similar words or expressions or the negative thereof or other variations thereon. Forward-looking statements are made based upon management’s current expectations and beliefs and are not guarantees of future performance. Such forward-looking statements involve numerous assumptions, risks and uncertainties that may cause actual results to differ materially from those expressed or implied in any such statements. Our ability to maintain a timely filing schedule with respect to our SEC filings is subject to a number of contingencies, including but not limited to, whether existing systems and processes can be timely updated, supplemented or replaced, and whether additional filings may be necessary in connection with the restatements. Our actual business, financial condition or results of operations may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties which include, among others, those risks and uncertainties described in any of our filings with the SEC. Certain other factors which may impact our business, financial condition or results of operations or which may cause actual results to differ from such forward-looking statements are discussed or included in our periodic reports filed with the SEC and are available on our website at www.phoenixwm.com* under “Products/Product Prospectuses.” You are urged to carefully consider all such factors. Although it is believed that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct and persons reading this document are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as of the date of this document. Except as required by law, we do not undertake or plan to update or revise forward-looking statements to reflect actual results, changes in plans, assumptions, estimates or projections, or other circumstances occurring after the date of this document, even if such results, changes or circumstances make it clear that any forward-looking information will not be realized. If we make any future public statements or disclosures which modify or impact any of the forward-looking statements contained in or accompanying this document, such statements or disclosures will be deemed to modify or supersede such statements in this document.

* This is intended as an inactive textual reference only.

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